World Funds Trust 485BPOS

Exhibit 99.(i)(15)

OPINION

August 14, 2020

World Funds Trust

8730 Stony Point Parkway

Suite 205

Richmond, VA 23235

Re:	Registration Statement on Form N-14
Applied Finance Core Fund (the “Core Fund”), a series of World Funds Trust

Ladies and Gentlemen:

We have acted as counsel for World Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) (No. 333-239619), relating to the transfer of all of the assets of the Applied Finance Dividend Fund (the “Target Fund”), a series of the Trust, to the Core Fund (the “Survivor Fund”), also a series of the Trust, in exchange for the issuance of shares of beneficial interest of the Survivor Fund, authorized without par value (the “Shares”), and the assumption of the Target Fund’s liabilities by the Survivor Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization and Termination (the “Agreement”) to be executed by the Trust, on behalf of the Survivor Fund, and the Trust, on behalf of the Target Fund, as filed with the Registration Statement.

In connection with the opinions set forth herein, you have provided to us originals, drafts, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: the Registration Statement; a draft of the Agreement; the Trust’s Agreement and Declaration of Trust; and the Trust’s By-Laws.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Trust (the “Trustees”); (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

JOHN H. LIVELY ● MANAGING PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 913.660.0778 ● c: 913.523.6112

Practus, LLP ● John.Lively@Practus.com ● Practus.com

Based upon the foregoing, we are of the opinion that, as of the date of this letter:

(a)	The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of the Survivor Fund’s and the Target Fund’s properties and assets and to carry on its business, including that of the Survivor Fund and the Target Fund, as now being conducted as a registered investment company, and the Survivor Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(b)	The Agreement has been duly authorized, executed and delivered by the Trust, on behalf of the Survivor Fund and the Target Fund, and, assuming due authorization, execution and delivery of the Agreement by the Trust, is a valid and binding obligation of the Trust, on behalf of the Survivor Fund and the Target Fund, enforceable against the Trust in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(c)	The Survivor Fund Shares to be issued to the Target Fund shareholders as provided by the Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the Trust, and no shareholder of the Survivor Fund has any preemptive rights to subscription or purchase in respect thereof;

(d)	The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of the Trust’s Agreement and Declaration of Trust or By-Laws or any provision of any agreement (known to us) to which the Trust is a party or by which it is bound or, to our knowledge, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which the Trust is a party or by which it is bound;

(e)	To our knowledge, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required to be obtained by the Trust in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”), and such as may be required under state securities laws or blue sky laws (other than those of the State of Delaware);

(f)	The Trust is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including those of the Survivor Fund and the Target Fund, under the 1940 Act; its registration with the Commission as an investment company under the 1940 Act is in full force and effect; the Survivor Fund is a separate series of the Trust duly constituted in accordance with the applicable provisions of the 1940 Act and the Agreement and Declaration of Trust and By-Laws of the Trust and applicable law; the outstanding shares of the Target Fund are registered under the 1933 Act, and such registration is in full force and effect; and,

(g)	To our knowledge, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Trust or the Survivor Fund or the Target Fund or any of their respective properties or assets and neither the Trust nor the Survivor Fund nor the Target Fund are a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Trust’s registration statement on Form N-1A, and to the use of our name in the Registration Statement, unless and until we revoke such consent.

Very truly yours,

/s/ John H. Lively

ON BEHALF OF PRACTUS, LLP

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